EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-119697 and 333-137107) of Huron Consulting Group Inc. of our report dated October 12, 2007 relating to the financial statements of Callaway Partners, LLC, which appears in Exhibit 99.1 of this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
October 12, 2007